ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARY

EXHIBIT 10(q)--Credit Agreement dated March 16, 1995 by and between the Registrant and NationsBank (as agent) for an unsecured $25,000,000 line of credit facility and a $15,000,000 letter of credit facility.



                            CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (the "Credit Agreement"), dated as of March
17, 1995 is by and among ONE PRICE CLOTHING STORES, INC., the banks listed on the signature pages hereof, and NATIONSBANK, N.A. (CAROLINAS), as agent for such banks.

      The parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

     SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

     "Acquisition" means any purchase or acquisition (including any such transaction effected by way of merger, amalgamation or consolidation) by the Borrower or any of its Subsidiaries subsequent to the date hereof of any business or part of a business in any form including the acquisition of assets or stock of any other Person.

     "Adjusted Eurodollar Rate" means, for any Interest Period, a per annum interest rate equal to the per annum rate obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the per annum rate at which Dollar deposits are offered to the Eurodollar Reference Bank in the interbank eurocurrency market at 11:00 A.M. London time two Eurodollar Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Loan of the Eurodollar Reference Bank to which such Interest Period is to apply and for a period of time equal to such Interest Period by
(b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period.

     "Adjusted Eurodollar Rate Reserve Percentage" means, for any
Interest Period, the percentage applicable two Eurodollar Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor or any other applicable authority) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurodollar Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Adjusted Eurodollar Rate Advances is determined).

     "Affiliate" means, with respect to any designated Person, (i) any officers or directors of such Person or (ii) any other Person (other than a Subsidiary of such designated Person) that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such persons. The term "control" means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

     "Agent" means NationsBank, N.A. (Carolinas), in its capacity as agent for the Banks hereunder, and its successors in such capacity.

     "Asset Sale" means any sale, lease or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by the Borrower or any of its Subsidiaries subsequent to the date hereof of any asset (including stock), including without limitation any Sale-Leaseback Transaction, whether or not involving a capital lease, but excluding (a) any sale, lease or other disposition of inventory in the ordinary course of business (including bulk sales of excess and obsolete inventory), (b) any sale, lease or other disposition of raw materials, supplies or other non-fixed assets in the ordinary course of business, (c) any sale, lease or other disposition of surplus, obsolete or worn out fixtures, machinery or equipment in the ordinary course of business, (d) any sale, lease or other disposition to the Borrower or any Wholly-Owned Consolidated Subsidiary of the Borrower, (e) any sale or other disposition in the ordinary course of business of readily marketable securities and (f) any disposition of cash not prohibited hereunder.

     "Assignee" shall have the meaning given to such term in Section
9.06(c).

     "Bank" means each bank listed on the signature pages hereof, each assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

     "Base Rate" means, for any day, the per annum interest rate equal to the greater of the (a) Prime Rate or the (b) Federal Funds Rate plus 1/2%.

     "Base Rate Borrowing" means a Borrowing consisting of Base Rate
Loans.

     "Base Rate Loan" means a Loan hereunder which bears interest at the Base Rate plus the applicable margin pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article VIII.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means One Price Clothing Stores, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors.

     "Borrowing" means a borrowing under this Credit Agreement consisting of Loans made to the Borrower by the Banks on a pro rata basis determined with reference to each Bank's Commitment Percentage pursuant to
Section 2.01.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close.

     "Capitalized Operating Lease Obligations" means the present value of future minimum rental commitments for non-cancellable leases for opened stores (to be calculated by utilizing the "S&P Method", discounting operating lease obligations at 10%) excluding charges for executory expenses.

     "Closing Date" means the date on which the conditions set forth in
Article III to the making of the initial Loan hereunder shall have been fulfilled and on which such initial Loan shall have been made.

     "Commitment" means, with respect to each Bank, the Revolving Loan Commitment and the Letter of Credit Commitment of such Bank.

     "Commitment Percentage" means, with respect to each Bank, the percentage that such Bank's Commitment constitutes of the aggregate amount of the Commitments.

     "Consolidated Capitalization" means, at any time, the sum of (a) stockholders' equity of the Borrower and its Consolidated Subsidiaries at such time, determined in accordance with generally accepted accounting principles applied on a consistent basis, with no upward adjustments due to a revaluation of assets plus (b) Consolidated Funded Indebtedness plus (c) Consolidated Contingent Liabilities (if positive) plus (d) Capitalized Operating Lease Obligations of the Borrower and its Subsidiaries.

     "Consolidated Contingent Liabilities" means all obligations, liabilities and indebtedness of the Borrower and its Subsidiaries of the types described in subsections (f) and (g) of the definition of Debt less an amount equal to $25,000,000.00 less the outstanding principal balance of the Revolving Loans.

     "Consolidated Current Assets" means, at any time, all items which, in accordance with generally accepted accounting principles, would be classified as current assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as of such time.

     "Consolidated Current Liabilities" means, at any time, all items which, in accordance with generally accepted accounting principles, would be classified as current liabilities on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as of such time.

     "Consolidated Current Ratio" means, at any time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities, in each case as of such time prepared as of such time.

     "Consolidated EBITDA" means, for any period, the sum of (i) the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus (ii) to the extent deducted in determining such consolidated net income, the sum of (A) Consolidated Interest Expense and
(B) consolidated depreciation, amortization and other similar non-cash charges of the Borrower and its Consolidated Subsidiaries for such period plus (iii) the amount of any consolidated income taxes (or minus the amount of any consolidated tax benefits) of the Borrower and its Consolidated Subsidiaries for such period.

     "Consolidated Fixed Charge Coverage Ratio" means as of the last day of any fiscal quarter of the Borrower, the ratio of (x) Consolidated EBITDA plus rent expense (each computed for the four fiscal quarterly periods then ending) to (y) the sum of Consolidated Interest Expense plus rent expense plus New Store Capital Expenditures (each computed for the four fiscal quarterly periods then ending).

     "Consolidated Funded Indebtedness" means, without duplication, all obligations, liabilities and indebtedness of the Borrower and its Subsidiaries of the types described in subsections (a)-(f) of the definition of Debt.

     "Consolidated Interest Expense" means, for any period, the cash interest expense of the Borrower and its Consolidated Subsidiaries (including facility fees but excluding letter of credit fees) determined on a consolidated basis for such period.

     "Consolidated Leverage Ratio" means the ratio of (x) the sum of (1) Consolidated Funded Indebtedness plus (2) Consolidated Contingent
Liabilities (if positive) plus (3) all Capitalized Operating Lease Obligations of the Borrower and its Subsidiaries to (y) Consolidated Capitalization.

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "Consolidated Tangible Net Worth" means, at any time, consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such time in accordance with generally accepted accounting principles applied on a consistent basis, with no upward adjustments due to a revaluation of assets, minus all Intangible Assets and minus all leasehold improvements.

     "Constitutional Documents" in relation to any corporate Person means the Certificate of Incorporation and By-Laws or other constitutional documents of such corporate Person.

     "Credit Agreement" shall have the meaning given to such term in the introductory paragraph hereof.

     "Debt" of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (d) all capitalized lease indebtedness, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (to the extent of the lesser of the amount of such Debt and the book value of any assets subject to such Lien), (f) the maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit and acceptance facilities supporting other Debt of such Person), and (g) all Debt of others Guaranteed by such Person (to the extent of the lesser of the amount of such Debt Guaranteed or the amount of such Guarantee).

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Dollars" and "$" means lawful money of the United States of America.

     "Dollar Amount" means, in relation to any Debt denominated in Dollars, the amount of such Debt.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, licenses, agreements or other governmental restrictions including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Eurodollar Borrowing" means any Borrowing consisting of Eurodollar
Loans.

     "Eurodollar Business Day" means any Business Day on which the Agent and the Eurodollar Reference Bank are open for international business (including dealings in Dollar deposits) in London.

     "Eurodollar Loan" means a Loan which bears interest at the Adjusted Eurodollar Rate plus the applicable margin pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

     "Eurodollar Reference Bank" means NationsBank.

     "Event of Acceleration" means any of the events or conditions set forth in Sections 6.01(h) or (i) with respect to the Borrower.

     "Event of Default" has the meaning set forth in Section 6.01.

     "Federal Funds Rate" means, for any day, the rate per annum
(rounded upward to the nearest 1/100th of 1% per annum, if such average is not such a multiple) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such date, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such date shall be the average rate quoted to NationsBank on such date on such transactions as determined by the Agent.

     "Financing Documents" means the Credit Agreement, the Notes and the Subsidiary Guarantee, in each case as amended and in effect from time to time.

     "Foreign Government" means any government other than that of the United States of America or any political subdivision thereof.

     "Foreign Person" means (a) any Foreign Government, (b) any agency of a Foreign Government, (c) any form of business enterprise organized under the laws of any country other than the United States of America or its possessions or any political subdivision thereof or (d) any form of business enterprise owned or controlled by any of the persons described in clauses
(a), (b) or (c) of this definition.

     "Government" means the federal government of the United States of America or any agency thereof.

     "Group" or "Group of Loans" means at any time a group of Loans consisting of (a) all Base Rate Loans at such time or (b) all Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as if it had not been so converted or made as a Base Rate Loan.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsement for collection or deposit in the ordinary course of business.

     "Intangible Assets" shall mean, as of the date of any determination thereof, the total amount of all assets of the Borrower and its Subsidiaries consisting of goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and deferred or prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

     "Interest Period" means, with respect to each Eurodollar Loan, a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending, one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice; provided that:

          (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

         (ii)  any Interest Period which begins on the last
     Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

        (iii)  any Interest Period with respect to a Revolving
     Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit, warrant, option or otherwise.

     "Issuing Bank" means NationsBank, N.A. (Carolinas).

     "Letter of Credit Application" shall have the meaning provided in
Section 2.14.

     "Letter of Credit Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank under the heading "Letter of Credit Commitment" on the signature pages hereof.

     "Letter of Credit Obligations" means, at any time, the sum of (i) the maximum amount which is available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed.

     "Letters of Credit" shall have the meaning provided in Section
2.14.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Credit Agreement, the Borrower or any Subsidiary of the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Eurodollar Loan or a Base Rate Loan and "Loans" means Eurodollar Loans or Base Rate Loans or any combination of the foregoing.

     "Majority Banks" means NationsBank until NationsBank makes an assignment pursuant to Section 9.06(c) hereof, and NationsBank and one other Bank thereafter.

     "Margin Stock" has the meaning assigned to such term in Regulation U or Regulation G (to the extent applicable).

     "Material Plan" means a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "NationsBank" means NationsBank, N.A. (Carolinas), a national banking association.

     "New Store Capital Expenditures" means Consolidated Expenditures and capitalized expenses associated with new stores and the expansion, relocation and remodeling of existing stores. "New Store Capital Expenditures" shall include, without limitation, construction expenditures, capitalized development costs, furniture, fixtures, equipment and leasehold improvements.

     "Notes" means the promissory notes of the Borrower evidencing the obligations of the Borrower to repay the Loans.

     "Notice of Borrowing" has the meaning given to such term in Section
2.03(a).

     "Notice of Interest Rate Election" has the meaning given to such term in Section 2.09(a).

     "Participant" means a bank or other institution which assumes, in accordance with Section 9.06(b), a participating interest with respect to the Loans, the Notes and this Credit Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Investments" means (a) cash and demand deposits, (b) investments in direct obligations of the Government of the United States of America or any agency or instrumentality thereof or any obligations guaranteed by the full faith and credit of the Government of the United States of America, in each case maturing within 360 days after the date of investment therein, (c) commercial paper in an aggregate amount of up to $5,000,000 per issuer outstanding at any time, issued by any corporation organized in any State of the United States of America, rated at least A-1 (or the then equivalent grade) by Standard & Poor's Corporation ("S&P") or P-1 (or the then equivalent grade) by Moody's Investor Services, Inc. ("Moody's"), or the successor of either of them, (d) Dollar denominated certificates of deposit of, eurodollar certificates of deposit of, bankers acceptances of, or time deposits with, (x) any Bank or (y) any commercial bank the short-term securities of which are rated at least A-1 (or the then existing equivalent) by S&P or at least P-1 (or the then existing equivalent) by Moody's or which has a bank rating of at least B/C (or the then existing equivalent) by Thomson Bank Watch, in each case maturing within 360 days after the date of purchase, acceptance or deposit and (e) taxable or tax-free money market funds rated at least A (or the then equivalent grade) by S&P or Moody's, or the successor of either of them, (f) taxable or tax-exempt money market preferred stock funds rated at least A (or the then equivalent grade) by S&P or Moody's, or the successor or either of them, (g) tax-exempt variable rate demand notes backed by municipal bonds (low floaters) supported by a letter of credit from a commercial bank rated at least AA (or the then equivalent grade) by S&P or Moody's, or the successor of either of them, (h) asset-backed securities rated at least A (or the then equivalent grade) by S&P or Moody's, or the successor or either of them, maturing within 90 days after the date of investment therein, with a maximum investment of $5,000,000, (i) asset-backed certificates of participation with a long-term rating of at least A (or the then equivalent grade) by S&P or Moody's or a short term rating of no less than A-1 by S&P or P-1 by Moody's, or the successor of either of them, with an interest accrual period of 90 days or less whose certificate is deemed to be automatically tendered at par at the end of each interest accrual period and (j) municipal notes maturing in six months or less and rated at least SP-2 (or the then equivalent grade) by S&P, or its successor, or at least Mig 2 (or the then equivalent grade) by Moody's, or its successor.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan as defined in Subsection 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Prime Rate" means the rate of interest publicly announced by NationsBank in Charlotte, North Carolina from time to time as its "prime rate", which shall not necessarily be the best or lowest rate of interest offered by NationsBank.

     "Quarterly Period" means the periods ending on April 1, 1995, July 1, 1995, September 30, 1995, December 30, 1995 and March 30, 1996.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Responsible Officers" means the chairman, president, chief financial officer and any treasurer of the Borrower; and "Responsible Officer" means any one of such Responsible Officers.

     "Revolving Loan Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank under the heading "Revolving Loan Commitment" on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.06.

     "Revolving Loan" means a Eurodollar Loan or a Base Rate Loan made under Section 2.01.

     "Revolving Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligations of the Borrower to repay the Revolving Loans.

     "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any property that has been or is to be sold, assigned, transferred or otherwise disposed of by the Borrower or any of its Subsidiaries to such Person with the intention of entering into such lease.

     "Solvent" means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person.

     "Subsidiary Guarantee" means the Subsidiary Guarantee to be executed and delivered by the Subsidiary Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

     "Subsidiary Guarantor" means One Price Clothing of Puerto Rico, Inc. and any other Subsidiaries which execute a guarantee pursuant to
Section 5.10 hereof.

     "Termination Date" means May 31, 1996.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Wholly-Owned Consolidated Subsidiary" means, with respect to any Person, any Consolidated Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

     1.02 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements and certificates required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in effect as of the Closing Date consistently applied; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Majority Banks wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principals in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Banks.

     1.03 Other Definitional Provisions. References to "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Credit Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.01 or referred to in Section 1.02 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Credit Agreement, the word "including" means "including without limitation" and the word "includes" means "includes without limitation." Terms defined in this Credit Agreement and used, but not otherwise defined in the Exhibits and Schedules, shall have the meaning ascribed to such terms in this Credit Agreement.


                                ARTICLE II

                    THE LOANS AND THE LETTERS OF CREDIT

     SECTION 2.01 Revolving Loans. Each Bank severally agrees, on the terms and conditions set forth in this Credit Agreement (including the conditions set forth in Section 3.02 hereof) and in reliance on the representations and warranties set forth herein, to make Revolving Loans to the Borrower pursuant to this Section 2.01 from time to time and including the Closing Date to but not including the Termination Date in amounts such that the aggregate principal amount of such Revolving Loans by such Bank at any one time outstanding shall not exceed the Revolving Loan Commitment of such Bank; provided, however, no Bank shall be obligated to make any Revolving Loan if immediately after the making of such Revolving Loan the outstanding principal balance of all Revolving Loans of all of the Banks would exceed the sum of the Revolving Loan Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, prepay Revolving Loans and reborrow pursuant to this Section 2.01. Each Borrowing under Section 2.01 which consists of Eurodollar Loans shall be in an aggregate principal amount of $100,000.00 or any larger multiple of $100,000.00 and shall be made from the several Banks ratably in proportion to their respective Revolving Loan Commitments. Each Borrowing under
Section 2.01 which consists of Base Rate Loans shall be in an aggregate principal amount of $1.00 and shall be made from the several Banks ratably in proportion to their respective Revolving Loan Commitments.

     SECTION 2.02   Method of Borrowing.

          (a)  The Borrower shall give the Agent notice (a
     "Notice of Borrowing") not later than (i) 12:00 Noon (Charlotte, North Carolina time) on the date of each Base Rate Borrowing and
     (ii) 11:00 A.M. (Charlotte, North Carolina time) on the third Eurodollar Business Day before each Eurodollar Borrowing, specifying:

                 (i)     the amount of the proposed Borrowing;

                (ii)     the date of such
          Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Eurodollar
          Business Day in the case of a Eurodollar
          Borrowing;

               (iii)     whether the Loans
          comprising such Borrowing are to be Base Rate
          Loans or Eurodollar Loans, or a combination thereof; and

                (iv)     in the case of a
          Eurodollar Borrowing, the duration of the initial
          Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

          (c)  Not later than (x) 2:00 P.M., (Charlotte, North
     Carolina time) on the date of each Base Rate Borrowing, and (y) 11:00 A.M. (Charlotte, North Carolina time) on the date of each Eurodollar Borrowing, each Bank shall make available its ratable share of such Borrowing, in federal or other funds immediately available in Charlotte, North Carolina, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at an account of the Borrower with the Agent in Charlotte, North Carolina promptly after being made available to the Agent at the Agent's aforesaid address in immediately available funds.

     SECTION 2.03   Notes.

          (a) The Revolving Loans of each Bank shall be evidenced by one Revolving Note payable to the order of such Bank for the account of its applicable lending office in an amount equal to the aggregate unpaid principal amount of such Bank's Revolving Loans.

          (b)  Upon receipt of each Bank's Notes pursuant to
     Section 3.01(b), the Agent shall forward such Notes to such Bank via overnight courier service. Each Bank shall record on its Revolving Note the date, amount and maturity of each Revolving Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Revolving Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under such Revolving Note. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Revolving Note and to attach to and make a part of its Revolving Note a continuation of any such schedule as and when required.

     SECTION 2.04 Scheduled Termination of Revolving Loan Commitments and Maturity of Revolving Loans. The Revolving Loan Commitments shall terminate on the Termination Date and any Revolving Loans then outstanding (together with accrued interest thereon) and all accrued fees and other amounts payable hereunder shall be due and payable in full on such date. Each repayment pursuant to this Section 2.04(a) shall be made together with accrued interest to the date of payment, and shall be applied ratably to payment of the Revolving Loans of the several Banks in proportion to the aggregate outstanding principal amounts of their Revolving Loans.

     SECTION 2.05  Interest Rates.

          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on the last day of each Quarterly Period. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2.000% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate equal to the Adjusted Eurodollar Rate for such Interest Period plus 1 1/2%. Such interest shall be payable for each interest period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of or interest on any Eurodollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2.000% plus (i) for each day during any Interest Period applicable to such Eurodollar Loan, the rate applicable to such Eurodollar Loan for such day, and (ii) for each day after the end of such Interest Period, the sum of 2.000% plus the rate applicable to Base Rate Loans for such day.

          (c) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by facsimile, telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     SECTION 2.06 Optional Termination or Reduction of Revolving Loan Commitments. The Borrower may at any time, upon at least three Business Days' written notice to the Agent, terminate the Revolving Loan Commitments in whole or reduce the Revolving Loan Commitments in part up to the amount by which the Revolving Loan Commitments exceed the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations; provided, however, any such partial reduction shall be in a minimum amount of $1,000,000.00 (or such lesser aggregate amount of the Revolving Loan Commitments as may then be in effect) or any larger multiple of $500,000.00; provided further, any such reduction shall be made ratably among the Banks.

     SECTION 2.07  Prepayments.

            (i) The Borrower may, upon notice delivered to the Agent not later than 2:00 P.M. (Charlotte, North Carolina time) on the date of such prepayment, prepay a Group of Base Rate Loans in whole at any time, or from time to time in part in amounts aggregating $100,000.00 or any larger multiple of $25,000.00 by paying (in Dollars) the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks included in such Group.

           (ii)     The Borrower may, upon at least three
     Eurodollar Business Days' notice to the Agent, prepay a Group of Eurodollar Loans in whole at any time, or from time to time in part in amounts aggregating $100,000.00 or any larger multiple of $100,000.00, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that the Borrower shall reimburse each Bank for any loss or expense incurred by it as a result of any such prepayment in accordance with Section 2.10. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

          (iii) The Borrower shall reduce the outstanding principal balance of the Revolving Loans to zero for at least thirty consecutive days during the period commencing on the date of the making of the initial Loan hereunder through the Termination Date.

           (iv)     Upon receipt of a notice of prepayment
     pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     SECTION 2.08  Method of Electing Interest Rates.

          (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

                 (i)     if such Loans are Base Rate
          Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Eurodollar Business Day; and

                (ii)     if such Loans are Eurodollar
          Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans;

     provided, that the Borrower may not elect to continue any Eurodollar Loan or convert any Loan into a Eurodollar Loan after the occurrence and during the continuation of a Default. Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent no later than 11:00 A.M. (Charlotte, North Carolina time) (x) if the relevant Loans are to be converted to Base Rate Loans, the second Business Day before such conversion or continuation is to be effective and (y) if the relevant Loans are to be converted to Eurodollar Loans or continued as Eurodollar Loans for an additional Interest Period, the third Eurodollar Business Day before such conversion or continuation is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $100,000 and no more than one of such portions is other than a multiple of $25,000.

          (b) Each Notice of Interest Rate Election shall specify:

                 (i)     the Group of Loans (or portion
          thereof) to which such notice applies;

                (ii)     the date on which the conversion
          or continuation selected in such notice is to be effective, which shall comply with subsection (a) above,

               (iii)     if the Loans comprising such
          Group are to be converted, the new type of Loans and, if such new Loans are Eurodollar Loans, the duration of the initial Interest Period applicable thereto, and

                (iv)     if such Loans are to be continued
          as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period. No more than 5 Groups of Loans shall be outstanding at any one time.

          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Eurodollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

     SECTION 2.09  General Provisions as to Payments.

          (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 3:00 p.m. (Charlotte, North Carolina time) on the date when due, in federal or other funds immediately available in Charlotte, North Carolina, to the Agent at its address referred to in Section
     9.01 and any of such payments received after 3:00 p.m. on the required due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. Any such payment with respect to a Loan shall be made in Dollars. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payments in full to the Agent, on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payments, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

     SECTION 2.10 Funding Losses. If the Borrower makes any payments of principal with respect to any Eurodollar Loan or any Eurodollar Loan is converted to another type of Loan (pursuant to Article II, VI, VIII, or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow or prepay any Eurodollar Loans after notice has been given to any Bank in accordance with the terms hereof, the Borrower shall reimburse each applicable Bank within ten Business Days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan, to the extent provided in the relevant participation agreement), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties to fund or maintain such Loan or proposed Loan, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower (with a copy to the Agent) a certificate prior to requesting reimbursement setting forth in reasonable detail its calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     SECTION 2.11 Computation of Interest. All interest and fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     SECTION 2.12  Withholding Tax Exemption.  At least five Business
Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent two duly and properly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or any successor form, in either case), certifying in either case that such Bank is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 (or any successor form, in either case) further undertakes to deliver to the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deductions or withholding of United States federal income tax, in which case such Bank shall have appropriate amounts withheld pursuant to applicable law.

     SECTION 2.13  Letters of Credit.

          (a) Issuance. Subject to the terms and conditions hereof and of the letter of credit application executed in connection with the issuance of each letter of credit (the "Letter of Credit Application"), the Issuing Bank will from time to time issue such letters of credit, and extend, renew, modify and replace such letters of credit (as extended, renewed, modified or replaced from time to time, the "Letters of Credit"), from the Closing Date until the Termination Date as the Borrower may request in a form acceptable to the Issuing Bank; provided, that (A) with regard to each Bank individually, the Bank's pro rata share of the outstanding Letter of Credit Obligations shall not exceed such Bank's Letter of Credit Commitment, (B) with regard to the Banks collectively, the outstanding principal balance of the Letter of Credit Obligations shall not exceed the sum of the Letter of Credit Commitments and (C) immediately after the issuance of or the extension, renewal, modification or replacement of any Letter of Credit the Letter of Credit Obligations shall not exceed $15,000,000.00. No Letter of Credit shall have an original expiry date of more than 210 days from its original issuance date. If the expiration date of any Letter of Credit extends beyond the Termination Date, (A) this Credit Agreement and the other Financing Documents shall remain in full force and effect until such time as all Letter of Credit Obligations with respect to such Letter of Credit are satisfied in full and (B) the Borrower shall pay to the Agent on the Termination Date an amount equal to the then outstanding Letter of Credit Obligations with respect to such Letter of Credit to be held in a cash collateral account as security for the reimbursement obligations which thereafter may arise on account of subsequent drawings or payments on any such Letter of Credit.

          (b) Notice. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Bank at least one Business Day prior to the requested date of issuance. Upon issuance of a Letter of Credit, the Issuing Bank shall promptly notify the Banks of the amount and terms thereof. The Issuing Bank shall notify the Banks promptly of all payments, reimbursements, expirations, transfers and other activity with respect to outstanding Letters of Credit.

          (c) Participations. Each Bank, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a participation from the Issuing Bank in such Letter of Credit, in each case in an amount equal to its pro rata share of the amount of such Letter of Credit. Without limiting the scope and nature of each Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed by the Borrower for an amount drawn under any Letter of Credit in accordance with subsection (d) below, each Bank shall pay to the Issuing Bank its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank thereof. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event; provided, however, the foregoing shall not limit any liability of the Issuing Bank to any Bank hereunder on account of the gross negligence or willful misconduct of the Issuing Bank. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

          (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower. Unless the Borrower shall immediately notify the Issuing Bank of its intent to otherwise reimburse the Issuing Bank, the Borrower shall be deemed to have requested a Revolving Loan consisting of a Base Rate Loan in the amount of the drawing, the proceeds of which will be used to satisfy the reimbursement obligations; provided, however, the Borrower shall only be entitled to receive such Revolving Loan if the Borrower shall have satisfied (or the Banks shall have waived in accordance with Section 9.05) the conditions under Section 3.02 with respect thereto. The Borrower shall reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Agent, the Banks, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the other Banks of the amount of any unreimbursed drawing and each Bank will promptly pay the Issuing Bank for its pro rata share of such unreimbursed drawing as provided in subsection (c) hereof. Each Bank that has reimbursed the Issuing Bank pursuant to subsection (c) for its pro rata share of any payment made by the Issuing Bank under a Letter of Credit shall thereupon acquire a participation, to the extent of such reimbursement, in the claim of the Issuing Bank against the Borrower under this subsection (d). The Issuing Bank shall promptly pay to each such participant such participant's pro rata share of all payments made by the Borrower to the Issuing Bank on account of the claim of the Issuing Bank against the Borrower under this subsection (d).

          (e) Modification, Extension. The issuance of any material supplement, material modification, material amendment, renewal or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

          (f)  Indemnification; Nature of Issuing Bank's Duties.
     In addition to its other obligations under this Section 2.13, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Bank and each Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Bank or such Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance, amendment or transfer of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

                 (i)     As between the Borrower
          and the Issuing Bank, the Borrower shall, in the absence of the Issuing Bank's gross negligence or wilful misconduct, assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connec-

          tion with a drawing under a Letter of
          Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any
          Government Acts. None of the above shall affect, impair or prevent the vesting of the Issuing Bank's rights or powers hereunder.

                (ii)     In furtherance and
          extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank or any Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank or such Bank under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank and each Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. Neither the Issuing Bank nor any
          Bank shall, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank or any Bank.

               (iii)     Nothing in this
          subsection (f) is intended to limit the
          reimbursement obligation of the Borrower contained in subsection (d) hereof. The obligations of the Borrower under this subsection (f) shall survive the termination of this Loan Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Loan Agreement.

                (iv)     Notwithstanding anything
          to the contrary contained in this subsection (f), the Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by such Issuing Bank arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction.

     SECTION 2.14   Fees.

          (a) Facility Fee. From and after the Closing Date, the Borrower agrees to pay the Agent for the ratable benefit of the Banks a facility fee for each calendar quarter in an amount equal to 1/4% per annum on the average daily amount of the Revolving Loan Commitments for such quarter. Such commitment fee shall be payable quarterly in arrears on the last day of each Quarterly Period commencing March 31, 1995. The Agent shall distribute such facility fees to the Banks pro rata in accordance with the respective Revolving Loan Commitments of the Banks.

          (b) Letter of Credit Fees. The Borrower agrees to pay the fees and charges with respect to the Letters of Credit as described on Schedule 2.14(b) hereof.

          (c)  Agent's Fees.  The Borrower agrees to pay the
     Agent such fees as may be agreed upon by the Agent and the Borrower from time to time.


                                ARTICLE III

                                CONDITIONS

     SECTION 3.01 Conditions to Initial Loans. The obligation of each Bank to make its initial Loan hereunder (or the Issuing Bank to issue the initial Letter of Credit hereunder if the date of such issuance is prior to the date of the making of the initial Loan hereunder) is subject to the satisfaction of such of the following conditions on or prior to the Closing Date as shall not have been expressly waived in accordance with Section 9.05:

          (a) The Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party (other than the Borrower) as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, facsimile, telex or other written confirmation from such party of execution of a counterpart hereof by such party); provided, however, in any event, the Agent shall distribute to each Bank promptly after the Closing Date an original Credit Agreement executed by the Borrower, the Banks and the Agent;

          (b)  The Agent shall have received a duly executed
     Revolving Note for the account of each Bank, complying with Section
     2.03 and the Agent shall have received the duly executed Subsidiary Guarantee;

          (c) The Agent and each Bank shall have received legal opinions of counsel to the Borrower, substantially to the effect of Exhibit B hereto;

          (d) The Agent shall have received all documents it may reasonably request relating to the existence of the Borrower and the Subsidiary Guarantor, the corporate authority for and the validity of each of the Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

          (e) The Agent shall receive the applicable Notice of Borrowing relating to such Loan;

          (f) No Default shall have occurred and be continuing immediately before the making of such Loan and no Default shall exist immediately thereafter;

          (g) The representations and warranties of the Borrower made in or pursuant to the Financing Documents to which it is a party shall be true in all material respects as of the date of the making of such Loan;

          (h) The proceeds of the Loans will be extended in compliance with all applicable governmental laws and regulations (including without limitation Regulations U, G, T and X);

          (i) The Agent and the Banks shall have been paid all fees due and payable pursuant to Section 2.14 hereof and the Agent shall have been reimbursed for such of its costs and expenses as shall have been notified to the Borrower at least three Business Days prior to the date of the first borrowing in accordance with the terms hereof;

          (j) Except as set forth on Exhibit C attached hereto, no litigation shall be pending or threatened which would be likely to materially and adversely affect the assets, operations, business or condition, financial or otherwise, of the Borrower, or which could reasonably be expected to affect materially and adversely the ability of the Borrower to fulfill its obligations hereunder (or otherwise materially impair the interests in respect thereof of the Agent and the Lenders);

          (k) There shall not have occurred or become known any material adverse change with respect to the condition (financial or otherwise), operations, business or assets of the Borrower and its subsidiaries taken as a whole, since December 31, 1994.

     The certificates and opinions referred to in this Section shall be dated not earlier than the date hereof and not later than the date of such initial Loans.

     SECTION 3.02  Conditions to Revolving Loans and Letters of Credit.
The obligation of any Bank to make any Revolving Loan or the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Loan or the issuance of such Letter of Credit:

          (a) The Agent shall receive the applicable Notice of Borrowing relating to such Loan or the Issuing Bank shall receive the applicable notice relating to the issuance of such Letter of Credit pursuant to Section 2.13(b) hereof;

          (b) No Default shall have occurred and be continuing immediately before the making of such Loan and no Default shall exist immediately thereafter;

          (c) The representations and warranties of the Borrower made in or pursuant to the Financing Documents to which it is a party shall be true in all material respects on and as of the date of such Borrowing; and

          (d) Immediately following the making of such Loan or the issuance of such Letter of Credit the sum of the outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations shall not exceed the sum of the Revolving Commitments.

The making of such Loan or the issuance of such Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in clauses (b), (c) and (d) of this Section.


                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     SECTION 4.01 Corporate Existence and Power. The Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except any of such licenses, authorizations, consents or approvals the failure of which to have would not constitute a material adverse effect on the business or operations of the Borrower and its Subsidiaries, taken as a whole.

     SECTION 4.02 Corporate and Governmental Authorization; No Contravention. The execution and delivery by the Borrower of the Financing Documents to which the Borrower is a party and the performance by the Borrower of its obligations thereunder are within the corporate power of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Constitutional Documents of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower other than Liens created pursuant to the Financing Documents.

     SECTION 4.03 Binding Effect. This Credit Agreement constitutes a valid and binding agreement of the Borrower, and the other Financing Documents to which the Borrower is a party, when executed and delivered as contemplated by this Credit Agreement, will constitute valid and binding obligations of the Borrower.

     SECTION 4.04 Litigation. Except as set forth on Exhibit C attached hereto, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business or the consolidated results of operations of the Borrower and its Subsidiaries, or which in any manner draws into question the validity of any Financing Document.

     SECTION 4.05  Compliance with ERISA.  Each member of the ERISA
Group has fulfilled its obligations in all material aspects under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which in either event has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums or similar items under Section 4007 of ERISA.

     SECTION 4.06 Subsidiaries. Set forth on Schedule 4.07 hereto is a complete and accurate list of all of the Subsidiaries of the Borrower as of the Closing Date.

     SECTION 4.07 Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.08 Margin Stock. No proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulations U, G, T or X.

     SECTION 4.09 Compliance With Laws. The Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable laws, rules and regulations (including all Environmental Laws), and is not in violation of, or in default under, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, except for any such non-compliance, violation, default or failure to comply which would not be reasonably expected, individually or in the aggregate, to have a material adverse effect on the business, financial position or results of operations of the Borrower or any of its Subsidiaries, or on the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Financing Documents.

     SECTION 4.10 Absence of Liens. There are no Liens of any nature whatsoever on any properties or assets of the Borrower or any of its Subsidiaries, except as otherwise permitted under Section 5.08 hereof.

     SECTION 4.11 Debt. Other than as set forth on Schedule 4.11 hereto, there is no Debt of the Borrower and its Subsidiaries outstanding as of the date hereof.

     SECTION 4.12 Contingent Liabilities. There are no material contingent liabilities (other than contingent liabilities that constitute
Debt) of the Borrower or its Subsidiaries as of the date hereof.

     SECTION 4.13 Investments. Set forth on Schedule 4.13 is a complete and accurate list as of the date hereof of all investments by the Borrower or any of its Subsidiaries in any Person, other than (i) Permitted Investments and (ii) investments by the Borrower or any of its Subsidiaries in a Subsidiary.

     SECTION 4.14 Solvency. The Borrower is Solvent after giving effect to the transactions contemplated by the Credit Agreement.

     SECTION 4.15 Taxes. The Borrower and its Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges owing by them, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with generally accepted accounting principles. The Borrower is not aware of any proposed material tax assessments against it or any of its Subsidiaries.

                                 ARTICLE V

                                COVENANTS

     The Borrower hereby covenants and agrees that until the Loans and the Letter of Credit Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated, the Borrower shall, and shall cause its Subsidiaries to, perform and comply with the following covenants:

     SECTION 5.01 Information. The Borrower will mail or deliver to each of the Banks:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, with respect to such financial information for the Borrower, such consolidated statements shall be audited statements by independent public accountants of nationally recognized standing and containing an unqualified opinion of such accountants;

          (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and consolidated statements of income and cash flows for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer or the treasurer of the Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) of this Section, a certificate of the treasurer, chief accounting officer or chief financial officer of the Borrower (i) stating whether, to the best of such officer's knowledge after due inquiry, there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto and (ii) stating whether, since the date of the most recent financial statements previously delivered pursuant to subsection
     (a) or (b) of this Section, there has been a change in the generally accepted accounting principles applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered,
     (iii) furnishing calculations demonstrating the compliance by the Borrower of the covenants contained in Sections 5.17, 5.18, 5.19 and 5.20 hereof, and (iv) attaching management's summary of the results contained in such financial statements;

          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

          (e)  within five Business Days after any Responsible
     Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of the treasurer, chief accounting officer or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange
     Commission;

          (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is not Solvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of its intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) except as previously disclosed to the Banks in writing prior to the date hereof, fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or any applicable member of the ERISA Group is required or proposes to take;

          (i) as soon as reasonably practicable after any Responsible Officer of the Borrower obtains knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would after the application of applicable insurance materially and adversely affect the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, in each case considered as a whole, or which in any manner questions the validity of any Financing Document, a written report informing the Banks in reasonable detail of the nature of such pending or threatened action, suit or proceeding;

          (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries, as the Agent or any Bank may reasonably request.

     SECTION 5.02 Payment of Obligations. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

     SECTION 5.03  Maintenance of Property; Insurance.

          (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property materially useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

          (b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention or self insurance provisions) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

     SECTION 5.04  Conduct of Business and Maintenance of Existence.
The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and each of its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existences and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a material adverse effect on the Borrower and its Subsidiaries or the ability of the Borrower or any Subsidiary to perform any of their respective obligations under any Financing Document, their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (a) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Wholly-Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (b) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the Borrower in good faith determines that such termination is in the best interest of the Borrower or such Subsidiary, as the case may be, and is not materially disadvantageous to the Banks.

     SECTION 5.05 Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) the failure to comply with which would have a material adverse effect on the Borrower and its Subsidiaries or their ability to perform any of its obligations under any Financing Document, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

     SECTION 5.06  Inspection of Property, Books and Records.  The
Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, except to the extent prohibited by applicable law, rule, regulations or orders, will permit, and will cause each of its Subsidiaries to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. Each of the Banks agrees to keep any information obtained pursuant to the foregoing provisions on a confidential basis except to the extent that such information is public information or becomes public information and except to the extent that any Bank is required to disclose such information by law.

     SECTION 5.07 Limitation on Debt. Except for existing Debt as set forth on Schedule 5.07, the Borrower will not nor will it permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt other than Debt in favor of the Banks hereunder.

     SECTION 5.08 Negative Pledge. The Borrower will not nor will it permit any of its Subsidiaries to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a)  (i) Liens existing on the date of this Credit
     Agreement securing Debt outstanding on such date and identified on
     Schedule 5.08 and (ii) Liens in favor of the Bank;

          (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, statutory banker's or other like Liens arising in the ordinary course of business and which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

          (c) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings;

          (d) Liens imposed by law on pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation which do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (e) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety bonds (other than in relation to judgments), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (f) easements, rights-of-way, zoning and similar restrictions and other encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

          (g)  leasehold interests in assets subject to  leases.

     SECTION 5.09  Consolidations, Mergers and Sales of Assets.

          (a) The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into any other Person except as permitted in accordance with Section 5.04.

          (b) The Borrower will not, nor will it permit any of its Subsidiaries to, make Asset Sales to the extent that the aggregate net book value of the assets sold with respect thereto exceeds 10% of consolidated asset holdings as of December 31, 1994.

     SECTION 5.10 Creation of Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries to, create any Subsidiary unless such Subsidiary executes a guarantee in the form of the Subsidiary Guarantee within 30 days after its formation.

     SECTION 5.11 Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to make Acquisitions.

     SECTION 5.12 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any of their Affiliates; provided, however, that the foregoing provisions of this Section shall not prohibit (i) any Subsidiaries of the Borrower from declaring or paying any lawful dividend to the Borrower or any of its Subsidiaries and (ii) the Borrower from entering into any of such transactions with the Subsidiary Guarantor in the ordinary course of business.

     SECTION 5.13 Use of Proceeds. The proceeds of the Loans will be used to finance the short term working capital needs of the Borrower and its Subsidiaries.

     SECTION 5.14 Constitutional Documents. Subject to changes, including any dissolutions permitted pursuant to this Credit Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, amend its Constitutional Documents in any manner which could materially adversely affect the rights of the Banks under the Financing Documents or their ability to enforce the same.

     SECTION 5.15 Investments. The Borrower shall not make, nor shall it permit any of its Subsidiaries to make, any Investment in any other Person except for (i) Permitted Investments and (ii) investments in their respective Subsidiaries.

     SECTION 5.16 Repurchase, Retirement or Redemption of Capital Stock; Dividends. The Borrower will not, nor will it permit any of its Subsidiaries (other than its wholly-owned Subsidiaries) to, repurchase, retire or redeem any of its capital stock. The Borrower will not pay dividends on any of its stock.

     SECTION 5.17 Consolidated Current Ratio. The Borrower will maintain a Consolidated Current Ratio of at least 1.25 to 1.0 as of the last day of each fiscal quarter (commencing with the fiscal quarter ending July 1, 1995.

     SECTION 5.18  Consolidated Fixed Charge Coverage Ratio.  The
Borrower will maintain a Consolidated Fixed Charge Coverage Ratio of at least the following amounts as of the last day of the following fiscal quarters:

          Fiscal Quarter Ending              Required Ratio

           April 1, 1995                       0.85
to 1.0
           July 1, 1995                        0.95
to 1.0
           September 30, 1995                  1.05
to 1.0
           December 30, 1995 and               1.20 to 1.0
           each fiscal quarter ending
           thereafter

     SECTION 5.19 Consolidated Leverage Ratio. The Borrower will not permit its Consolidated Leverage Ratio to exceed .65 to 1.0 as of the last day of each fiscal quarter (commencing with the fiscal quarter ending July 1, 1995).

     SECTION 5.20 Consolidated Tangible Net Worth. The Borrower shall maintain Consolidated Tangible Net Worth as of the last day of each fiscal quarter (commencing with the fiscal quarter ending April 1, 1995) in an amount at least equal to $36,000,000.00.

                                ARTICLE VI

                             EVENTS OF DEFAULT

     SECTION 6.01 Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder
(individually, an "Event of Default" and collectively the "Events of Default"):

          (a) The Borrower shall fail to pay (i) when due any principal of any Loan or Letter of Credit Obligation or (ii) within five days after the same shall become due, any interest on any Loan or any fees or any other amount payable hereunder;

          (b) The Borrower shall fail to observe or perform any covenant contained in Section 5.01 hereof (other than in Section 5.01(e) hereof) for 15 days after written notice of such failure shall have been given to the Borrower by the Agent or any Bank;

          (c) The Borrower shall fail to observe or perform any covenant contained in Section 5.17, 5.18, 5.19 or 5.20;

          (d) (i) The Borrower shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clause (a), (b) or (c) above) for 30 days after written notice of such failure shall have been given to the Borrower by the Agent or any Bank;

          (e) Any representation, warranty, certification or statement made or deemed made by the Borrower in any Financing Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

          (f) The Borrower or any of its Subsidiaries shall fail to make any payment in respect of any Debt in excess of $250,000.00 when due or within any applicable grace period;

          (g) Any event or condition shall occur which results in the acceleration of the maturity of any Debt in excess of $250,000.00 or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

          (h) The Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (i) An involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

          (j) The Borrower shall admit its inability to pay its debts as and when they fall due;

          (k) Except as previously disclosed to the Banks in writing prior to the date hereof: any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate any Plan which is then a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan which is then a Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan which is then a Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, that is, an obligation or series of obligations payable within 12 months, in excess of $500,000.00;

          (l) An uninsured judgment or order for the payment of money in excess of $250,000.00 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; provided, however, such period shall be extended to 90 days so long as such extension is permitted by applicable law and so long as no Liens on the assets of the Borrower arise during such extended period on account of such judgment; or

          (m) any change in the control of the Borrower shall occur;

then, and in every such event, the Agent shall (i) if requested by the Majority Banks, by notice to the Borrower terminate the Commitments, (ii) if requested by the Majority Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable by the Borrower hereunder to be, and such Notes and amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower,
(iii) if requested by the Majority Banks, direct the Borrower to immediately pay to the Agent (for the ratable benefit of the Banks), and the Borrower agrees to immediately pay to the Agent (for the ratable benefit of the Banks), such additional amounts of cash, to be held in a cash collateral account in the name of the Agent and under the dominion and control of the Agent as additional security for the reimbursement obligations which may thereafter arise on account of subsequent drawings or payments under the Letters of Credit, in an amount equal to the then outstanding Letter of Credit Obligations and (iv) take such other actions as are directed by the Majority Banks; provided that in the case of any Event of Acceleration, without any notice to the Borrower or any other act by the Agent or any Bank, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Borrower will immediately pay to the Agent (for the ratable benefit of the Banks) such additional amounts of cash, to be held in a cash collateral account in the name of the Agent (for the ratable benefit of the Banks) and under the dominion and control of the Agent as additional security for the reimbursement obligations which may thereafter arise on account of subsequent drawings or payments under the Letters of Credit, in an amount equal to the then outstanding Letter of Credit Obligations.


                                ARTICLE VII
                                THE AGENT

     SECTION 7.01 Appointment and Authorization. Each Bank appoints the Agent to act as its agent in connection herewith and each of the other Financing Documents.

     SECTION 7.02 Agents and Affiliates. NationsBank shall have the same rights and powers under this Credit Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent and NationsBank and each of its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, any of its Subsidiaries and any of its or their respective Affiliates as if it were not the Agent.

     SECTION 7.03 Action by Agent. The obligations of the Agent under the Financing Documents are only those expressly set forth herein with respect to it. Without limiting the generality of the foregoing the Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.

     SECTION 7.04 Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken by the Agent in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 7.05 Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Financing Documents (a) with the consent or at the request of the Majority Banks or (b) in the absence of gross negligence or willful misconduct of the Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document;
(b) the performance or observance of any of the covenants or agreements of the Borrower; (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (d) the validity, effectiveness or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     SECTION 7.06 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by the Agent thereunder.

     SECTION 7.07 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

     SECTION 7.08 Successor Agent. The Agent may resign at any time by giving 30 days prior written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Majority Banks shall have the right to appoint a successor Agent, with the consent of the Borrower (which consent shall not unreasonably be withheld, but which may in any event be withheld if (a) such proposed successor Agent fails to deliver evidence reasonably satisfactory to the Borrower that such proposed successor Agent is not a Foreign Person, (b) the Borrower in good faith concludes that the appointment of such proposed successor Agent could result in a violation of any law, rule, guideline or regulation, or a violation of, revocation of, failure to renew or modification of any order, facility security clearance or permit or (c) the credit standing of the proposed successor Agent is lower than that of the preceding Agent); provided, however, such consent of the Borrower shall not be required upon the occurrence and during the continuance of an Event of Default. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks and with the consent of the Borrower (which consent shall not be unreasonably withheld except as aforesaid), appoint a successor Agent, which shall have core capital of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. In the event of any successor agent to NationsBank, (i) all references herein to NationsBank shall be deemed to refer to such successor agent and (ii) all references to Charlotte, North Carolina shall be deemed to mean the City in which the successor Agent's headquarters is located.

     SECTION 7.09 Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the time previously agreed upon between the Borrower and the Agent.


                               ARTICLE VIII

                          CHANGE IN CIRCUMSTANCES

     SECTION 8.01 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

          (a)  the Agent is advised by the Eurodollar Reference
     Bank that deposits in Dollars (in the applicable amounts) are not being offered to the Eurodollar Reference Bank in the relevant market for such Interest Period, or

          (b) the Majority Banks advise the Agent that the Adjusted Eurodollar Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurodollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Eurodollar Loans or to convert outstanding Loans into Eurodollar Loans shall be suspended and (ii) each outstanding Eurodollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 8.02 Illegality. If, on or after the date of this Credit Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its eurodollar lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its eurodollar lending office) to make, maintain or fund its Eurodollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrowers and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different eurodollar lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Eurodollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

     SECTION 8.03  Increased Cost and Reduced Return.

          (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its eurodollar lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                 (i)     shall subject any Bank
          (or its applicable lending office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank (or its eurodollar lending office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Credit Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax imposed on, or contemplated with respect to, the income of such Bank or its eurodollar lending office or changes generally affecting the manner in which the income of such Bank or its applicable lending office is subjected to taxation, by the jurisdiction in which such Bank's principal executive office or eurodollar lending office is located or the jurisdiction under the laws of which such Bank is organized); or

                (ii)     shall impose, modify or
          deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loan any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its applicable lending office) or shall impose on any Bank (or its applicable lending office; or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

     and the result of any of the foregoing is to increase the cost to such Bank (or its eurodollar lending office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its eurodollar lending office) under this Credit Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material (except to the extent that such increased cost or reduction of a sum received or receivable is attributable to such Bank's failure to perform any of its obligations under Section 2.13), then, within 15 days after demand by such Bank (with a copy to the Agent) accompanied by a certificate setting forth in reasonable detail its calculation of such increased cost or reduction, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b) If any Bank shall have determined that, after the date hereof, the adoption or change of any applicable law, rule, guideline or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent) accompanied by a certificate setting forth in reasonable detail its calculation of such reduction, the Borrower shall pay such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction.

          (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.
     A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail its calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation under subsection (a) or (b) with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period or any other period; provided, however, that no Bank shall be entitled to compensation for the period which is more than 90 days prior to the date the Borrower receives the certificate described in this subsection (c) via facsimile. Each Bank agrees that it will send the certificate described above via facsimile to insure immediate receipt by the Borrower.

          (d) Nothing contained in this Section 8.03 shall restrict the Borrower's right to prepay any Loan; provided, however, any such prepayment shall not relieve any obligation of the Borrower incurred hereunder prior to such prepayment.

     SECTION 8.04 Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Bank to make or maintain Eurodollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 and the Borrower shall, by at least five Eurodollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

          (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Banks), and

          (b)  after each of its Eurodollar Loans has been repaid
     (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Eurodollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Banks.

     SECTION 8.05  Substitution of Bank.  If (i) the obligation of any
Bank to make Eurodollar Loans has been suspended pursuant to Section 8.02 or
(ii) any Bank has demanded compensation under Section 8.03, the Borrower shall have the right, with the assistance of the Agent, to seek a substitute bank or banks reasonably satisfactory to the Agent and the Borrower (which may be one or more of the Banks) to purchase the Notes of such Bank, the participations in Letters of Credit of such Bank and the interest of such Bank in the commitment fees and letter of credit fees payable pursuant to Sections 2.15(a) and (b) and to assume the Commitment of such Bank for a purchase price equal to all amounts payable to such Bank hereunder and under the Notes, and the Borrower, the Agent, such Bank and such substitute bank or banks shall execute and deliver an appropriately completed Assignment and Assumption Agreement pursuant to Section 9.06(c) hereof to effect the assignment of rights to and assumption of obligations by such substitute bank or banks.


                                ARTICLE IX

                               MISCELLANEOUS

     SECTION 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) at its address, facsimile number of telex number set forth on the signature pages hereof, (b) at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section; provided that notices to the Agent or the Borrower or any Bank under Article II or
Article VIII shall not be effective until received.

     SECTION 9.02 No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.03  Expenses; Documentary Taxes; Indemnification.

          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent associated with the preparation, due diligence, administration and syndication of the Loans, including reasonable fees and disbursements of special counsel for the Agent, in connection with the administration of the Financing Documents and the transactions hereunder, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Credit Agreement or the Notes.

          (b) The Borrower shall indemnify and defend the Agent and each other Bank and their respective directors, officers, agents, employees, Subsidiaries and Affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to any Loan extended or proposed to be extended to the Borrower under this Credit Agreement (including, but without limitation, any use made or proposed to be made by the Borrower or any of its Subsidiaries of the proceeds of such Loans, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee), or any Commitment under this Credit Agreement, including, but without limitation, amounts paid in settlement, court costs, and fees and disbursements of no more than one separate law firm acting as counsel for any or all of the parties indemnified hereunder, in each case incurred in connection with any such investigation, litigation or other proceedings.

     SECTION 9.04 Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participation in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.05 Amendments and Waivers. Any provision of this Credit Agreement or any of the other Financing Documents may be modified, amended or waived if, but only if, such modification, amendment or waiver is in writing and is signed by the Borrower and the Majority Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such modification, amendment or waiver shall, unless signed by all the Banks, (a) increase the Commitment of any Bank or subject any Bank to any additional obligation, (b) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable to any Bank hereunder, (c) postpone the date fixed for any scheduled payment of principal of or interest on any Loan or any fees hereunder or for any scheduled reduction or termination of any Commitment or (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Credit Agreement.

     SECTION 9.06  Successors and Assigns.

          (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Credit Agreement without the prior written consent of all the Banks, and no Bank may assign or otherwise transfer any of its rights or obligations under this Credit Agreement except in compliance with this Section 9.06.

          (b) Any Bank at any time may, upon prior notice to the Borrower and upon receipt of the Borrower's consent (such consent not to be unreasonably withheld), grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Credit Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Financing Documents; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Credit Agreement described in clause (a), (b) or (c) of
     Section 9.05, without the consent of the Participant. An assignment or other transfer which is not permitted by subsection
     (c) or (d) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (such portion to comprise a portion of a Commitment in an aggregate amount of not less than $5,000,000) of all of its rights and obligations under this Credit Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Agent (which consent shall not unreasonably be withheld); provided that if an Assignee is an affiliate of such transferor Bank and is not a Foreign Person, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Credit Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection
     (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.13.

          (d) Any Bank may at any time assign all or any portion of its rights under this Credit Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e) The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 8.03 and 2.11 with respect to its participating interest; provided that no Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or 2.11 (whether individually or in aggregate with any such payments received by such Bank) than such Bank would have been entitled to receive with respect to the rights transferred if such rights had not been transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different applicable lending office under certain circumstances.

     SECTION 9.07 Collateral. Each of the Banks represents to the Borrower, the Agent and each of the other Banks that it in good faith is not relying upon any "Margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in the Financing Documents.

     SECTION 9.08  Governing Law; Submission to Jurisdiction.  This
Credit Agreement and each Note shall be governed by and construed in accordance with the laws of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court of the Western District of North Carolina and of any North Carolina State court sitting in Charlotte for purposes of all legal proceedings arising out of or relating to this Credit Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 9.09  Counterparts; Integration; Effectiveness.  This
Credit Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Credit Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Credit Agreement shall become effective when the Agent shall have received counterparts hereof signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           ONE PRICE CLOTHING STORES,INC.

                           By:    Stephen A. Feldman

                           Title: Chief Financial Officer and Treasurer

Address:
One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina  29334
Attention: Chief Financial Officer
           (with a copy to General Counsel)

Telephone No.: (803) 433-8888
Facsimile No.: (803) 433-9584


                              NATIONSBANK, N.A.
                              (CAROLINAS),
                              in its capacity as
                              Agent and in its
                              individual capacity
                              as a Bank


                              By:      Loy D. Thompson

                              Title:   Senior Vice President

Revolving Loan Commitment:   $25,000,000.00
Letter of Credit Commitment: $15,000,000.00
Commitment Percentage:        100%

Address:

NationsBank, N.A. (Carolinas)
NationsBank Corporate Center
Charlotte, North Carolina  28255
Attention:  Mark D. Halmrast

Facsimile No.: (704) 386-1270
Telephone No.: (704) 386-0649